Exhibit 15.1

The Board of Directors and Shareholders of

S&P Global Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of S&P Global Inc. (formerly known as McGraw Hill Financial, Inc.) for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts, units and guarantees of debt securities of our report dated April 26, 2016 relating to the unaudited condensed consolidated interim financial statements of McGraw Hill Financial, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2016.

/s/ Ernst & Young LLP

New York, New York

June 28, 2016